AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF THE

SERIES B PREFERRED STOCK OF

WATER ON DEMAND, INC.

WATER ON DEMAND, INC., a corporation organized and existing under the Corporate laws of the State of Nevada (the “Company”), hereby certifies that the following resolution pertaining to its Series B Preferred Stock of the Company, par value of $0.0001 per share (the “Series B Shares” or the “Preferred Stock”), was adopted by the Board of Directors of the Company (the “Board of Directors” or the “Board”) by unanimous written consent of the Board dated March 23, 2023. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Articles of Incorporation (the “Articles”).

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles, the Board hereby establishes a new series of Preferred Stock, which the Board hereby designates as Series B Preferred Stock;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate, the Board hereby fixes (i) the designation of the Preferred Stock as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such Preferred Stock as indicated opposite “AUTHORIZED SHARES” below; (iii) the dividend rights for such Preferred Stock as indicated opposite “DIVIDEND RIGHTS” below; (iv) the voting powers of the Preferred Stock as indicated opposite “VOTING POWERS” below; (v) the conversion rights of the Preferred Stock as indicated opposite “CONVERSION RIGHTS,” and (vi) the transfer restrictions applicable to such Preferred Stock opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	Series B Preferred Shares

AUTHORIZED SHARES:	1,000,000 shares
PAR VALUE:	$0.0001

SERIES B RIGHTS

The Series B Preferred Shares are reserved for

(i)issuance to the holders of the Series X Preferred Shares in the Company’s parent entity, OriginClear, Inc. (“OriginClear”) at a ratio of 500 Series B for each OriginClear Series X Share (500:1); and

(ii)direct issuances in the discretion of the Board.

DIVIDEND RIGHTS:	The Series B Preferred Shares shall not be entitled to receive dividends.

VOTING POWERS:

The holders of Series B Preferred Shares (“Holders”) shall not be entitled to a vote until such time as the Series B Preferred Shares are converted to common shares.  However, as long as any shares of Series B Preferred Shares are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series B Preferred Shares directly and/or indirectly (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Shares or alter or amend this Certificate of Designation, (b) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Series B Preferred Shares, or (d) enter into any agreement with respect to any of the foregoing.

CONVERSION RIGHTS

Each share of Series B Preferred Shares shall be convertible, at any time and from time to time from and after the original issue date at the option of the Holder thereof, into that number of shares of common stock determined in accordance with the conversion ratio. Holders shall effect conversions by providing the Company with notice of conversion (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series B Preferred Shares to be converted, the number of shares of Series B Preferred Stock owned prior to the conversion at issue, the number of Series B Preferred Shares owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile or email such Notice of Conversion to the Corporation (such date, the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Company is deemed delivered hereunder. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of Series B Preferred Shares, a Holder shall not be required to surrender the certificate(s) representing the Series B Preferred Shares to the Corporation unless all of the Series B Preferred Shares represented thereby are so converted, in which case such Holder shall deliver the certificate representing such Series B Preferred Shares promptly following the Conversion Date at issue. Series B Preferred Shares converted into common stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

The conversion ratio (the “Conversion Ratio ”) for the Series B Preferred Shares shall 15:1, or such other rate as determined by the Board, provided, however, that at no time shall the total number of issued and outstanding Series B Preferred Shares, on a converted basis, be less than 2.5% (“Dilution Floor”) of the total authorized shares of common stock (on a fully diluted basis) based upon an anticipated sale of $5,000,000 Series B Preferred Shares (including any Series X Shares which are converted to Series B Shares).  The Dilution Floor shall be adjusted proportionately based upon the actual number of Series B Shares (including converted OriginClear Series X Shares) sold, for example, if the sale of Series B Shares (including converted OriginClear Series X Shares) is $1,000,000, then the Dilution Floor will be 0.5% of the total authorized common shares.

TRANSFER RESTRICTIONS:

No Holder shall, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of such shares, in whole or in part, except under circumstances that would constitute compliance with the restrictions imposed by Rule 144 under the Securities Act of 1933 on the transfer of securities of issuers that are not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934. Such circumstances must be demonstrated to the Company prior to such disposition, by means of a certification as to the facts of the proposed disposition and any other document or documents, including without limitation an opinion of counsel, as the Company may require in its sole discretion, each such document being in form and substance satisfactory to the Company in its sole discretion.

REGISTRATION RIGHTS:

If at any time on or after the issuance date of the Series B Shares, there is no effective registration statement registering, or no current prospectus available for, the resale of the Conversion Shares by the holder, and the Company proposes to file a registration statement (“Registration Statement”) with respect to any offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company), other than a Registration Statement in connection with a merger or acquisition, then the Company shall (x) give written notice of such proposed filing to the holders as soon as practicable but in no event less than ten (10) days before the anticipated filing date of the Registration Statement, which notice shall describe the amount and type of securities to be included in such Registration Statement, the intended method(s) of distribution, and the name of the proposed managing underwriter or underwriters, if any, of the offering, and (y) offer to the Holders the opportunity to register the sale of such number of Preferred Stock as such Holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”).  The Company shall cause such Preferred Stock to be included in such registration and shall cause the managing underwriter or underwriters of a proposed underwritten offering to permit the Preferred Stock requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Preferred Stock in accordance with the intended method(s) of distribution thereof.  All Holders proposing to distribute their Preferred Stock through a Piggy-Back Registration that involves an underwriter or underwriters shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such Piggy-Back Registration.

Any Holder may elect to withdraw such Holder’s request for inclusion of Preferred Stock in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement.  The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the Holders in connection with such Piggy-Back Registration (including but not limited to any legal fees).

The Company shall notify the Holders at any time when a prospectus relating to such Holder’s Securities is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.  At the request of such Holder, the Company shall also prepare, file and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of the Preferred Stock, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. The Holders shall not offer or sell any Preferred Stock covered by the Registration Statement after receipt of such notification until the receipt of such supplement or amendment.

The Company may request a Holder to furnish the Company such information with respect to such Holder and such Holder’s proposed distribution of the Preferred Stock pursuant to the Registration Statement as the Company may from time to time reasonably request in writing or as shall be required by law or by the Commission in connection therewith, and such Holders shall furnish the Company with such information.

All fees and expenses incident to the performance of or compliance with this Section 11 by the Company shall be borne by the Company whether or not any Preferred Stock are sold pursuant to a Registration Statement.  The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses of the Company’s counsel and independent registered public accountants) (A) with respect to filings made with the Commission, (B) with respect to filings required to be made with any Trading Market on which the Common Stock are then listed for trading, (C) in compliance with applicable state securities or Blue Sky laws reasonably agreed to by the Company in writing (including, without limitation, fees and disbursements of counsel for the Company in connection with Blue Sky qualifications or exemptions) and (D) with respect to any filing that may be required to be made by any broker through which a Holder intends to make sales of Preferred Stock with FINRA, (ii) printing expenses, (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) Securities Act liability insurance, if the Company so desires such insurance, and (vi) fees and expenses of all other persons or entities retained by the Company in connection with the consummation of the transactions contemplated herein.

The Company and its successors and assigns shall indemnify and hold harmless each purchaser, each Holder, the officers, directors, members, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each of them, each individual or entity who controls each purchaser or any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, stockholders, partners, agents and employees (and any other individuals or entities with a functionally equivalent role of a person holding such titles, notwithstanding a lack of such title or any other title) of each such controlling individual or entity (each, an “Indemnified Party”), to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or relating to (1) any untrue or alleged untrue statement of a material fact contained in a Registration Statement, any related prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any such prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading or (2) any violation or alleged violation by the Company of the Securities Act, the Exchange Act or any state securities law, or any rule or regulation thereunder, in connection with the performance of its obligations under this Section, except to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding a purchaser or such Holder furnished to the Company by such party for use therein.  The Company shall notify each purchaser and each Holder promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section of which the Company is aware. If the indemnification hereunder is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then the Company shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Company and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, the Company or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys’ or other fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for herein was available to such party in accordance with its terms.  It is agreed that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding sentence. Notwithstanding the provisions of this Section, neither the purchaser nor any Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such party from the sale of all of their Registrable Securities pursuant to such Registration Statement or related prospectus exceeds the amount of any damages that such party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

RESOLVED FURTHER, that such Preferred Stock shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Certificate.

(Signature Page Follows)

IN WITNESS WHEREOF, Water On Demand, Inc. has caused this Certificate of Designations to be executed by its Chief Executive Officer as of the date first set forth above.

T. Riggs Eckelberry, Chief Executive Officer